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                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )*
                                         ------

                       Philip Services Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                718193105
                     ----------------------------------
                              (CUSIP Number)

                              April 7, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 718193105
          ---------
                                                          PAGE 1 OF 12 PAGES
-------------------------------------------------------------------------------

                                                          PAGE 2 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          The Foothill Group, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                                          PAGE 3 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Foothill Partners III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
PN
-------------------------------------------------------------------------------

                                                          PAGE 4 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          M. Edward Stearns
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

                                                          PAGE 5 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Dennis R. Ascher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

                                                          PAGE 6 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Jeffrey T. Nikora
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

                                                          PAGE 7 OF 12 PAGES

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          John F. Nickoll
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
               California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,241,845
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,241,845
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          1,241,845
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
                   5.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

                                                          PAGE 8 OF 12 PAGES

ITEM 1.

       Philip Services Corp.
       100 King Street West
       Hamilton, Ontario
       L8N 4J6

ITEM 2.

       This Schedule 13G is filed on behalf of The Foothill Group, Inc., a Delaware Corproation ("Group"), Foothill Partners III, L.P., a Delaware limited partnership ("Partners"), and M. Edward Stearns, Dennis R. Ascher, Jeffrey T. Nikora, and John F. Nickoll (collectively, the "Managing Partners"). (Group, Partners, the Managing Partners are collectively referred to as the "Filing Persons").

       Group and the Managing Partners are the general partners of Partners.

       Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, Group and the Managing partners may be deemed to beneficially own the shares of Common Stock held by Partners, as its general partners.

       The Filing Persons have a beneficial interest in 892,978 shares of Common Stock of the Company. The Filing Persons also have a beneficial interest in $4,088,728 principal amount of the Company's 10% Convertible PIK Term Notes ("Notes") which are convertible into the Company's Common Stock at a conversion price of $11.72 per share.

       a.     The Foothill Group, Inc.
              Foothill Partners III, L.P.
              M. Edward Stearns
              Dennis R. Ascher
              Jeffrey T. Nikora
              John F. Nickoll
       b.     11111 Santa Monica Boulevard, Suite 1500
              Los Angeles, California 90025-3333
       c.     United States
       d.     Common Stock
       e.     718193105

CUSIP NO. 718193105                                           PAGE 9 OF 12 PAGES


ITEM 3.

       If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
       a.     /  /   Broker or dealer registered under Section 15 of the
                     Exchange Act
       b.     /  /   Bank as defined in Section 3(a)(6) of the Exchange Act.
       c.     /  /   Insurance company as defined in Section 3(a)(29 of the
                     Exchange Act.
       d.     /  /   Investment company registered under Section 8 of the
                     Investment Company Act.
       e.     /  /   An investment adviser in accordance with
                     Rule 13d-1(b)(1)(iii)(E).
       f.     /  /   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F).
       g.     /  /   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G).
       h.     /  /   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.
       i.     /  /   A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act.
       j.     /  /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
       If this statement is filed pursuant to Rule 13d-1(c), check this box  /x/

ITEM 4.       OWNERSHIP

       The ownership of the Filing Persons is as follows:

       THE FOOTHILL GROUP, INC.

       A.     Amount Beneficially owned:                          1,241,845(1)
       B.     Percent of class:                                   5.10(2)
       C.     Number of shares as to which such person has:
              1.     sole power to vote or to direct the vote:    -0-
              2.     shared power to vote or to direct to vote:   1,241,845
              3.     sole power to vote or to direct to vote:     -0-
              4.     shared power to dispose or to direct the
                     disposition of:                              1,241,845(1)

------------------------

(1) Of these shares, 348,867 shares are issuable upon conversion of the Company's Notes at a conversion price of $11.72 per share.

(2) Assuming issuance of 348,867 shares of Common Stock upon conversion of the Notes.

CUSIP NO. 718193105                                          PAGE 10 OF 12 PAGES


       EACH OF THE MANAGING PARTNERS

       A.     Amount Beneficially owned:                          1,241,845(1)
       B.     Percent of class:                                   5.10(2)
       C.     Number of shares as to which such person has:
              1.     sole power to vote or to direct the vote:    -0-
              2.     shared power to vote or to direct to vote:   1,241,845(1)
              3.     sole power to vote or to direct to vote:     -0-
              4.     shared power to dispose or to direct the
                     disposition of:                              1,241,845(1)

       FOOTHILL PARTNERS III, L.P.

       A.     Amount Beneficially owned:                          1,241,845(1)
       B.     Percent of class:                                   5.102
       C.     Number of shares as to which such person has:
              1.     sole power to vote or to direct the vote:    -0-
              2.     shared power to vote or to direct the vote:  1,241,845(1)
              3.     sole power to vote or to direct to vote:     -0-
              4.     shared power to dispose or to direct the
                     disposition of:                              1,241,845(1)


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
       than five percent of the class of securities check the following   /  /.

CUSIP NO. 718193105                                          PAGE 11 OF 12 PAGES

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

       Not Applicable

ITEM 10.      CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing

CUSIP NO. 718193105                                          PAGE 12 OF 12 PAGES

or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 12, 2000

                                 THE FOOTHILL GROUP, INC.

                                 By:   /s/ Dennis R. Ascher
                                    --------------------------------
                                       Name:   Dennis R. Ascher
                                       Title:  Senior Vice President


                                 FOOTHILL PARTNERS III, L.P.,
                                 a Delaware limited partnership

                                 By:   The Foothill Group, Inc.,
                                       General Partner

                                       By:    /s/  Dennis R. Ascher
                                            ----------------------------
                                              Name:   Dennis R. Ascher
                                              Title:  Senior Vice President


                                 MANAGING PARTNERS

                                  /s/  M. E.  Stearns
                                 ----------------------------
                                 M.E. Stearns

                                   /s/  Dennis R. Ascher
                                 ----------------------------
                                 Dennis R. Ascher

                                   /s/  Jeffrey T. Nikora
                                 ----------------------------
                                 Jeffrey T. Nikora

                                   /s/  John F. Nickoll
                                 ----------------------------
                                 John F. Nickoll